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                                                              EXHIBIT 10(s)


                         EMPLOYMENT AGREEMENT

                                between

                           AQUARION COMPANY

                                  and

                          RICHARD K. SCHMIDT

                      dated as of October 1, 1995
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     THIS AGREEMENT, made effective as of October 1, 1995 by and between AQUARION COMPANY (the "Company"), a Delaware corporation, and

RICHARD K. SCHMIDT, of 113 Lochinvar Court, Cary, North Carolina (the

"Executive"),

                    W I T N E S S E T H   T H A T :

     WHEREAS:

     i.   The Executive is a principal officer of the Company and an integral part of its senior management who participates in the decision making process relative to short and long term planning and policy for the Company;

     ii.       The Board of Directors of the Company, at its meeting

on September 1, 1995, determined that it would be in the best interests of the Company and its shareholders to assure continuity in the management of the Company's administration and operations by entering into an employment agreement to retain the services of the

Executive on an extended basis; and

     iii.      The Executive is willing to continue to serve the

Company as a member of its senior management on the terms and conditions set forth herein;

     NOW, THEREFORE, it is hereby agreed by and between the parties hereto as follows:



1.   Employment.  The Company agrees to continue the Executive in its
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employ, and the Executive agrees to remain in the employ of the

Company, for the period stated in Paragraph 3 hereof and upon the other terms and conditions herein provided.
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     2.   Positon and Responsibilities.  During the period of his
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employment hereunder, the Executive agrees to serve as President of the Company for the period for which he is and shall from time to time be elected, and as its Chief Executive Officer, and to be responsible for the general management of the affairs of the Company, reporting directly to the Board of Directors of the Company.  During said period the Executive agrees to perform such services not inconsistent with his position as shall from time to time be requested of him by the

Board of Directors including service, if elected, as an officer and director of any subsidiary or affiliate of the Company.

     3.   Term and Duties.
          ---------------

          (a)  Term of Employment.  The term of the Executive's
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employment under this Agreement shall be deemed to have commenced as of the date first above written and shall continue for a period of thirty-six full calendar months thereafter.

          (b)  Duties.  During the period of employment hereunder and
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except for illness or incapacity and reasonable vacation periods

(which shall not be less than 20 days in any calendar year), the

Executive's business time, attention, skill and efforts shall be exclusively devoted to the business and affairs of the Company and its subsidiaries; provided, however, that nothing in this Agreement shall preclude the Executive from devoting time during reasonable periods
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required for:

  (i)     serving as an officer, director or member of a committee of any company or organization involving no conflict of

          interest with the Company or any of its subsidiaries or

          affiliates,

 (ii)     delivering lectures and fulfilling speaking engagements, and

(iii)     engaging in charitable and community activities, provided

          that such activities do not materially affect or interfere with the performance of the Executive's obligations to the

          Company.

     4.   Compensation.
          ------------

         (a)  For all services rendered by the Executive in any

capacity during employment under this Agreement, including services as an executive, officer, director, or member of any committee of the

Company or any subsidiary or affiliate thereof, the Company shall pay the Executive a base salary at the rate of not less than $215,000 per year, subject to such periodic increases as the Board shall deem appropriate in accordance with the Company's customary procedures and practices regarding the salaries of senior management employees.  Such salary shall be payable in accordance with the customary payroll practices of the Company, but in no event less frequently than monthly.  Such periodic increases in salary, once granted, shall not be subject to revocation.

          (b)  Executive shall be entitled to participate in any

Company incentive or bonus plan covering some or all of its executive
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officers that is in effect during the period of his employment hereunder and to receive benefits thereunder on a basis consistent with the overall administration and intent of any such plan and with past practice, if any, under such plan.  In addition, the Executive shall continue to be eligible to receive incentive pay based on the performance of Industrial and Environmental Analysts, Inc. through

December 31, 1996 pursuant to the terms of his prior employment agreement dated as of April 1, 1994, and Executive shall be granted options for 50,000 shares of the Company's stock pursuant to the

Company's Stock Option Plan, subject to a three year vesting schedule,

as of the date of this Agreement at an exercise price of $23.25 per share.

          (c)  Nothing in this Agreement shall preclude or affect any rights or benefits that may now or hereafter be provided for the

Executive or for which the Executive may be or become eligible under any other form of compensation or employee benefit plan now existing or that may hereafter be adopted or awarded by the Company or mandated by law.  Specifically, the Executive shall:


  (i)     participate in the Company's Retirement Plan as well as any related program under any "excess benefit plan" that may be adopted during the period of the Executive's employment

          hereunder and in which the Executive is designated by the

          Company's Board of Directors to participate (hereinafter

          referred to collectively as the "Retirement Program");


 (ii)     participate to the permitted extent the Executive wishes in

          The Employee Savings and Investment Plan of the Company and
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          related program under any excess benefit plan (hereinafter referred to collectively as the "Thrift and Savings

          Program");


(iii)     participate in any Employee Stock Ownership Plan that may

          subsequently be adopted by the Company;


 (iv)     participate in the salary continuation program in the event of death in accordance with Board policy for Company

          officers;


  (v)     participate in the Company's death and disability benefit

          plans and its medical, dental and health and welfare plans;

          and


(vi)      participate in equivalent successor plans of the Company for which senior management employees are eligible;

provided, however, that, subject to Paragraph 7(c)(iv), nothing in this Agreement shall preclude the Company from amending or terminating any such plan or program, on the condition that such amendment or termination is applicable to all of the Company's senior management employees generally.

          (d)  The Executive shall be paid a lump sum amount by the

Company sufficient to fully reimburse the Executive, on an after-tax basis for any reasonable moving expenses incurred by the Executive for a move made at the request of the Company (after consideration of any tax deduction to which the Executive is entitled by reason of the incurrence of such expenses).

          (e)  The Executive shall be paid three annual installments,

commencing on the date of closing for a new residence of the Executive
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due to a move requested by the Company, each equal to the product of the excess, if any, of the annual interest rate on the mortgage on the new residence over the annual interest rate on the mortgage on the

Executive's prior residence, times the lesser of the principal amount of the mortgage on the new residence or the principal amount of the mortgage on the old residence.

     5.   Business Expenses.  The Company shall pay or reimburse the
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Executive for all reasonable travel and other expenses incurred in connection with the performance of the Executive's duties under this

Agreement in accordance with such procedures as the Company may from time to time establish.  The Company further agrees to furnish the

Executive with a private office and a private secretary and such other assistance and accommodations, including an automobile and appropriate club memberships in Connecticut and North Carolina, as shall be suitable to the character of the Executive's position with the Company and adequate for the performance of the Executive's duties under this

Agreement.

     6.   Additional Benefits.  Nothing in this Agreement shall affect
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the Executive's eligibility to participate in all group health,

dental, hospitalization, life, travel or accident or other insurance plans or programs and all other perquisites, fringe benefits or retirement plans or additional compensation, including termination pay programs, which the Company may now or hereafter, in its sole and absolute discretion, make available to its senior management employees
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generally, and the Executive shall be eligible to receive, during the period of employment under this Agreement, all benefits and emoluments for which key employees are eligible under every such plan, program,

perquisite or arrangement to the extent permissible under the general terms and provisions thereof.

     7.   Termination of Employment.  Notwithstanding any other
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provision of this Agreement, the Executive's employment under this

Agreement may be terminated:

          (a)  by the Company, in the event of the Executive's

serious, willful misconduct in respect of the Executive's duties under this Agreement, including conviction for a felony or perpetration of a common law fraud which has resulted or is likely to result in material economic damage to the Company or any of its subsidiaries, by written notice to the Executive, specifying the event relied upon for such termination;

          (b)  by either the Company or the Executive, if the

executive accepts employment or a consulting position with another company; or

          (c)  by the Executive, in the event of any (i) failure to

elect or reelect or to appoint or reappoint the Executive to the offices of President and Chief Executive Officer of the Company or

other material change by the Company of the Executive's functions,

duties or responsibilities which change would cause the Executive's position with the Company to become of less dignity, responsibility,

importance or scope from the position and attributes thereof described
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in Paragraph 2 above, (ii) assignment or reassignment by the Company or by one of its subsidiaries of the Executive to another place of employment outside of Fairfield County, Connecticut, (iii)

liquidation, dissolution, consolidation, or acquisition or merger of the Company, or transfer of all or substantially all of its assets other than a transaction in which a successor corporation with a net worth at least equal to that of the Company assumes this Agreement and all obligations and undertakings of the Company hereunder, or (iv)

reduction in the Executive's total compensation and benefits, as specified in Paragraph 4 above and as currently provided, or other material breach of this Agreement by the Company or any of its subsidiaries, by thirty (30) days written notice to the Company,

specifying the event relied upon for such termination and given within

180 days after such event.

     8.   Payments Upon Termination of Employment.  In the event of
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any termination by the Executive pursuant to Paragraph 7(c) above, or in the event the Executive's employment under this Agreement is terminated by the Company for any reason other than one of those specified in Paragraphs 7(a) or 7(b) above, the Company shall, as liquidated damages or severance pay, or both, promptly pay to the

Executive and provide the Executive and the dependents, beneficiaries and estate of the Executive as follows:

          (a)  The Company shall pay the Executive, at his option,

either as a lump sum or in equal monthly installments over the unexpired portion of the term of employment provided for in Paragraph
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3(a) above, a cash amount equal to the present value of the excess of

(i) the salary provided in Paragraph 4(a) above, including the increases therein provided, for the unexpired portion of the term of employment provided for in Paragraph 3(a) above (commencing with the month in which termination shall have occurred) less the amounts, if any, the Executive would have paid in cash in respect of employee benefits provided for in Paragraph 4(c)(v) above if the Executive were still employed, over (ii) the amounts, if any, paid to the Executive pursuant to any severance or termination pay program or arrangement of the Company or any of its subsidiaries, provided, however, that in the event such termination occurs following a Change in Control (as defined in Paragraph 14(a)), then the amount paid hereunder shall instead equal 2 times the Executive's annual salary.

          (b)  The Company shall also pay the Executive a lump sum

cash amount equal to the present value of the excess of (i) the aggregate benefit that would have been paid under the Retirement

Program described in Paragraph 4(c)(i) above as in effect on the date first above written, if the Executive had continued to be employed at an annual rate of compensation equal to that used to calculate the payments provided by Paragraph 8(a) above, and to be entitled to service credit for eligibility and benefit purposes during the unexpired portion of the term of employment provided for in Paragraph

3(a) above, over (ii) the aggregate benefit actually payable under the

Retirement Program and any successor retirement program of the Company consisting of a tax qualified pension plan and a related excess benefit plan.  In clarification of the immediately preceding sentence,
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the aggregate benefit that would have been paid under the Retirement

Program shall be calculated as of the normal or early retirement date for which the Executive would have qualified, assuming the Executive were still employed on that date and were fully vested in such benefit, and which would produce the highest present value.

          (c)  The Company shall also pay the Executive a lump sum

cash amount equal to the present value of the aggregate contributions or payments, if any, that would have been made by the Company or any of its subsidiaries under the Thrift and Savings Program and Employee

Stock Ownership Plan described in Paragraph 4(c)(ii) and (iii) above or any successor program of the Company in effect on the date on which termination shall have occurred, if the Executive had continued to be employed, and to participate in the Thrift and Savings Program and

Employee Stock Ownership Plan or such successor programs to the same extent as the Executive participated for the last month during which the Executive was permitted to participate, during the unexpired portion of the term of employment provided for in Paragraph 3(a) above at an annual rate of compensation equal to that used to calculate the payments provided by Paragraph 8(a) above.

          (d)  For purposes of calculating the lump sum cash payments provided by Paragraphs 8(a), (b) and (c) above, present value shall be determined by using a discount factor equal to one percentage point below the prime rate as published in The Wall Street Journal as of the date on which termination shall have occurred.

          (e)  For a period of 24 months (commencing with the month in which termination shall have occurred), the Executive shall continue
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to be entitled to all employee benefits provided for in Paragraph

4(c)(v) above as may be in effect on the date of termination, as if the Executive were still employed during such period under this

Agreement, with benefits based upon the compensation used to calculate the payments provided by Paragraph 8(a) above, and if and to the extent that such benefits shall not be payable or provided under any such plan, the Company shall pay or provide such benefits on an individual basis.  The medical, dental, health and welfare benefits provided for in Paragraph 4(c)(v) above, in accordance with this

Paragraph 8(e) shall be secondary to any comparable benefits provided by another employer provided that an appropriate refund is made of any reduction in the amount paid pursuant to Paragraph 8(a)(i) which had assumed that such benefits would be primary.

     (f)  All stock options granted to the Executive pursuant to the

Company's stock option plan shall become immediately vested and exercisable, to the extent permitted by said plan.

     9.   Source of Payments; Interest.  All payments provided for in
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Paragraphs 4, 5, 6 and 8 above shall be paid in cash from the general funds of the Company.  Any payments not made within thirty (30) days after termination or such time as they may otherwise be due hereunder shall bear interest at the interest rate used to establish the discount factor provided for in Paragraph 8(d).  The Company shall not be required to establish a special or separate fund or other segregation of assets to assure such payments.
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     10.  Litigation Expenses.
          -------------------

          (a)  In the event of any litigation or other proceeding

between the Company and the Executive with respect to the subject matter of this Agreement and the enforcement of rights hereunder, the

Company shall reimburse the Executive for all reasonable costs and expenses relating to such litigation or other proceeding, including reasonable attorneys' fees and expenses, provided that such litigation or proceeding results in any:

  (i)     settlement requiring the Company to make a payment to the

          Executive, or

 (ii)     judgement or order in favor of the Executive enforcing any provision of this Agreement or awarding any payment or other consideration to the Executive, regardless of whether such judgement or order is subsequently reversed on appeal or in a collateral proceeding.

In no event shall the Executive be required to reimburse the Company for any of the costs and expenses relating to such litigation or other proceeding. The obligation of the Company under this Paragraph 10 shall survive the termination for any reason of this Agreement

(whether such termination is by the Company, by the Executive, upon the expiration of this Agreement or otherwise).

     11.  Income Tax Withholding.  The Company may withhold from any
          ----------------------
payments made under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.
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     12.  Non-Disclosure of Proprietary Information.  The Executive
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will gain, with respect to the Company and its affiliates, detailed knowledge of all affairs, trade secrets, discoveries, plans,

development work in process, cost information, outstanding bid and bid proposal information, customer requirements, contractual provisions,

employee capabilities and proposed marketing initiatives, other confidential information and the like (the "Proprietary Information")

in the course of the Executive's employment hereunder and under any prior employment agreement with the Company or an affiliate, and the

Executive will necessarily continue to have the fullest knowledge of such matters.  Disclosure to or utilization of such knowledge and

Proprietary Information to any person, firm, business, organization,

corporation, agency or other entity, whether or not engaged in any line of business competing in any respect with the business of the

Company as now constituted, or as the same may be developed will cause irreparable injury and damage to the business of the Company.  The

Executive covenants and agrees that he will not at any time, during and after the period of his employment hereunder, except as may be required by law, disclose any of the Proprietary Information to, or utilize such information on behalf of, any person, firm, business,

organization, corporation, agency or other entity (other than an employee or agent of the Company entitled to receive the same).  The

Executive's obligations under this Paragraph 12 shall not apply to information which is or becomes part of the public domain through no fault of the Executive.  Further, upon termination of his employment
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hereunder, the Executive agrees that he will deliver to the Company,

or any affiliated company designated by the Company, any and all records, files, lists or other documents containing information within the scope of the foregoing description, including, without limitation,

the Executive's records of contracts with customers and potential customers, and all copies of the same, and shall not retain any copies of Proprietary Information.

     13.  Entire Understanding.  This Agreement contains the entire
          --------------------
understanding between the Company and the Executive with respect to the subject matter hereof and supersedes any prior employment agreement between the Company and the Executive, including the employment agreement dated as of April 1, 1994, except that this

Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided and not expressly provided in this Agreement.

     14.  Severability.  If, for any reason, any one or more of the
          ------------
provisions or part of a provision contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement not held so invalid, illegal or unenforceable, and each other provision or part of a provision shall to the full extent consistent with law continue in full force and effect.  If this Agreement is held invalid or cannot be enforced, then to the full extent permitted by law any prior agreement
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between the Company and the Executive shall be deemed reinstated as if this Agreement had not been executed.

     15.  Consolidation, Merger, or Sale of Assets.  Nothing in this
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Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation or acquiring entity which assumes this

Agreement and all obligations and undertakings of the Company hereunder.  Upon such a consolidation, merger or transfer of assets and assumption, the term, "the Company", as used herein shall mean such other corporation or acquiring entity and this Agreement shall continue in full force and effect.

     16.  Notices.  All notices, requests, demands and other
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communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, first class as follows:

          (a)  to the company:

               Aquarion Company
               835 Main Street
               Bridgeport, Connecticut  06601
               Attention:  Secretary

          (b)  to the Executive:

               Richard K. Schmidt
               113 Lochinvar Court
               Cary, North Carolina 27511

or to such other address as either party shall have previously specified in writing to the other.
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     17.  No Attachment.  Except as required by law, no right to
          -------------
receive payments under this Agreement shall be subject to

anticipation, commutation, alienation, sale, assignment, encumbrances,

charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt,

voluntary or involuntary, to effect any such action shall be null,

void and of no effect.

     18.  Binding Agreement.  This Agreement shall be binding upon,
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and shall inure to the benefit of, the Executive and the Company and their respective permitted successors and assigns.

     19.  Modification and Waiver.  This Agreement may not be modified
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or amended except by an instrument in writing signed by the parties hereto.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement except by written instrument signed by the party charged with such waiver or estoppel.

No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

     20.  Headings of No Effect.  The paragraph headings contained in
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this Agreement are included solely for convenience of reference and
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shall not in any way affect the meaning or interpretation of any of the provisions of this Agreement.

     21.  Governing Law.  This Agreement and its validity,
          -------------
interpretation, performance, and enforcement shall be governed by the laws of the State of Connecticut.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and its seal to be affixed hereunto by its officers thereunto duly authorized, and the Executive has signed this Agreement, all as of the date first above written.



                                   AQUARION COMPANY
ATTEST:



                                   By:
-------------------------              ---------------------------
Secretary                               Its Chairman of the Board




                                   -------------------------
                                   RICHARD K. SCHMIDT
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